Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated September 30, 2021 with respect to the audited financial statements of Fortune Joy International Acquisition Corp. (“the Company”) as of August 31, 2021 and the related statements of operation, changes in stockholders’ equity and cash flow for the period from August 10, 2021 (inception) through August 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
September 30, 2021